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EXHIBIT C

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) promulgated pursuant to the Securities Exchange Act of 1934, as amended, the undersigned agree that the attached Schedule 13D is being filed on behalf of each of the undersigned.

Dated: February 22, 2018

Banyan Capital Holdings Co., Ltd.

By:	/s/ Bin Yue
Name:	Bin Yue
Title:	Director

Banyan Partners Fund I, L.P.

By:	Banyan Partners Ltd.
its general partner

By:	/s/ Zhen Zhang
Name:	Zhen Zhang
Title:	Director

Banyan Partners Ltd.

By:	/s/ Zhen Zhang
Name:	Zhen Zhang
Title:	Directors